LAW OFFICES
BALLARD SPAHR ANDREWS & INGERSOLL, LLP                          BALTIMORE, MD
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       LAWYERS@BALLARDSPAHR.COM                                WASHINGTON, DC


                                                              September 25, 2001


PBHG Funds
P.O. Box 219534
Kansas City, MO 64121-9534

          RE: Shares of PBHG REIT Fund

Ladies and Gentlemen:

          We have acted as counsel to PBHG Funds, a Delaware business trust (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") between the Company, on behalf of its series portfolio, PBHG REIT Fund ("REIT Fund"), and UAM Funds Trust, a Delaware business trust ("UAM Funds"), on behalf of its series portfolio, Heitman Real Estate Portfolio ("Heitman Portfolio").

          The Plan provides for the combination of Heitman Portfolio with REIT Fund (the "Reorganization"). Pursuant to the Plan, all of the assets of Heitman Portfolio (other than those required to discharge Heitman Portfolio's obligations) will be transferred to REIT Fund. Upon such transfer, the Company will issue Advisor Class shares and PBHG Class shares of REIT Fund to Heitman Portfolio for distribution to Heitman Portfolio's Advisor Class and Institutional Class shareholders, respectively, in a liquidating distribution. Each shareholder of Heitman Portfolio will receive a number of REIT Fund shares with an aggregate net asset value equal to that of his or her shares of Heitman Portfolio. As soon as is reasonably practicable after the transfer of its assets, Heitman Portfolio will pay or make provision for payment of all its liabilities. Heitman Portfolio will then terminate its existence as a separate series of UAM Funds.

          The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the PBHG Class and Advisor Class shares of REIT Fund to be issued to the Heitman Portfolio shareholders pursuant to the Plan (the "REIT Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

          Based on the foregoing, we are of the opinion that the REIT Fund Shares, when issued by the Company to the shareholders of Heitman Portfolio in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

          We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Business Trust Act.

          We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.



                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP